Exhibit 99.02
To: All Employees
Subject: Architecting Intuit for a new chapter of growth
Date: May 20, 2026
Hi team,
We are in extraordinary times and at a pivotal inflection point to shape the future for our customers. Intuit is an iconic company in a category of one with strong market leadership and multiple diversified growth engines serving consumers, businesses, and accountants. We are well positioned to power the prosperity of our customers and create a bright future, but to do so, we must evolve as a company.
We have significant momentum across our 3 Big Bets and to fully capitalize on this extraordinary opportunity, we need to move with far greater velocity, urgency, and discipline. We must:
1.Scale our AI-native platform to deliver easy, done-for-you experiences. We have already built the foundation; now, we must accelerate delivering undisputed customer benefits with an unmatched combination of data, AI, and human expertise.
2.Be the center of money for consumers and businesses. We will ensure our platform is their primary financial engine, creating a unified ecosystem so our customers can access, manage, and grow their money with confidence.
3.Accelerate our authority and right to win in the mid-market. We must scale our impact with far greater velocity, becoming the definitive partner for mid-market businesses and accounting firms, and delivering the industry-specific platform they need to manage complexity and scale at the speed of their ambition.
Shaping the company for the future
Over the past several months, we have spent significant time evaluating how we focus the company with greater velocity and discipline to achieve what I outlined above. We believe we can serve more customers and deliver breakthrough products that fuel our customers’ success by reducing complexity and simplifying our structure to become a faster, leaner, and more focused company.
This required us to make a set of difficult decisions that impact our people. Today, we are reducing our full-time workforce by approximately 17%. These are valued colleagues and friends who have been vital to shaping the company we are today. Saying goodbye is never easy, and I want to acknowledge the weight this news carries for all of us.
Here are the changes we’re making today and why we’re making them:
•Reducing layers of management. We have identified areas where too many organizational layers have slowed the flow of information and hampered our ability to move with speed. By streamlining our leadership structure, we are empowering our

Exhibit 99.02
teams who are closer to the customer to make decisions, ensuring we operate as a more agile and accountable organization.
•Focusing roles on high impact work. As we simplify our structure, we are reducing the need for coordination heavy roles that were previously required to manage the complexity. This allows us to focus our collective energy on mission-critical work that directly impacts our customers' prosperity.
•Bringing our teams closer together to accelerate impact. To accelerate the pace of innovation, we are co-locating our teams within strategic hubs to drive deeper collaboration and impact. This includes winding down our Reno and Woodland Hills offices and reducing our presence in other locations.
•Reducing overlap across TurboTax and Credit Karma. With the integration of TurboTax and Credit Karma now largely complete, we are eliminating overlapping and redundant roles to operate as a single, unified team and platform.
•Reallocating resources to our primary growth engines. We are optimizing our business and reducing investments in certain areas, including Mailchimp, and streamlining parts of our engineering and product organizations to better align resources with our 3 Big Bets.
These changes are a necessary evolution to reduce complexity and architect an organization that operates with the velocity required to fuel our growth engines. We are fundamentally re-engineering our operating model to increase accountability, accelerate decision making, and ensure our execution is as bold as our strategy.

Taking care of our people
I understand this news is difficult and that you will want to know what this means for you. People who are being impacted will receive a calendar invite by 9:00 AM PT today titled "Discussion about leaving Intuit" to hear from a leader in their organization about their transition.
I also want to be clear: these decisions are a reflection of our changing structure, not the individuals in these roles. We are parting with talented, dedicated colleagues who have made significant contributions to Intuit and the customers we serve.
Our commitment to treating every individual with dignity and respect is a fundamental part of who we are, and it has never been more important than it is right now. To help everyone leaving, we are providing generous support, including:
•Financial: Employees will receive generous financial support as they navigate this change and identify their next chapter. In the US, employees will receive 16 weeks of base pay, plus 2 additional weeks for every year at Intuit. They will also have a paid transition period, including July RSU vesting and bonus eligibility, before they leave the company with a last day of July 31, 2026. Employees outside the US will receive a country-specific package, based on local requirements.
•Health care: We will provide at least 6 months of health insurance support to employees who are leaving and enrolled in Intuit medical plans. They will also have

Exhibit 99.02
access to free mental health support during the transition period and for up to 60 days after leaving Intuit.
•Career: Each impacted employee will have access to career transition and job placement services. These include resume development, interviewing techniques, and recruiting and job search help.
•Immigration: For those who need immigration support, the extended transition period will allow individuals on visas extra time to find their next role. Intuit will also provide access to external immigration experts for advice and support at no cost.
To those leaving Intuit, thank you. I want to express my deep gratitude for everything you have done for us. Your contributions have shaped who we are today, and the impact you’ve made on our products, our teams, and our customers will endure. You’ve been part of building something meaningful here, and that will never change.
Looking ahead
To those of you staying: I know this is a difficult day. Please support one another, and please don’t hesitate to reach out to your manager or the People team if you need anything.

As we look ahead, this is an incredible inflection point for our customers and Intuit. We have navigated many moments of strategic reinvention over our 40-year history, and once again, we are making the deliberate, hard choices required to ignite higher-velocity progress across our Big Bets and play to win in our core business. Our customers have ambitious goals, as do we. We have a once in a lifetime opportunity and a lot of important work ahead of us to power economic growth for those we serve.

What will carry us forward in this moment is what always has: supporting one another, staying deeply connected to our customers, and moving forward with purpose and determination.
Sasan